Exhibit 10.2

Execution version

DATED 27 July 2016

(1) INC RESEARCH HOLDING LIMITED

and

(2) ALISTAIR MACDONALD

EXECUTIVE SERVICE AGREEMENT

THIS DEED is made on 27 July 2016 BETWEEN

1.	INC RESEARCH HOLDING LIMITED (registered under company number 06910205), of Riverview, the Meadows Business Park, Station Approach, Blackwater, Camberley, Surrey GU17 9AB (the “Company”); and

2.	ALISTAIR MACDONALD of Wilton House, 13 Sunning Avenue, Sunningdale, Berkshire SL5 9PN (the “Executive”). The Board has approved the terms of this Agreement under which the Executive is to be employed.

1.	INTERPRETATION

1.1	In this Agreement the following words and expressions have the following meanings unless inconsistent with the context:

the “Board”	means the board of directors from time to time of INC Research Holdings, Inc., the parent company of the Company, and includes any committee of the board of directors duly appointed by it;

the “Companies Acts”	means the Companies Act 1985, the Companies Act 1989 and the Companies Act 2006;

“Deductions”	means any amount owed in respect of income tax and employees National Insurance Contributions which the Group shall deduct in order to account to H.M. Revenue and Customs for such amounts;

“Effective Date”	means 1st October 2016 or such earlier date as may be mutually agreed by the parties;

the “Employment”	means the Executive’s employment under this Agreement;

“Employment Inventions”	means any Invention which is made wholly or partially by the Executive at any time during the course of his employment with the Company (whether or not during working hours or using Company premises or resources and whether or not recorded in material form);

“Employment IPRs”	means Intellectual Property Rights created by the Executive in the course of his employment with the Company (whether or not during working hours or using Company premises or resources);

the “ERA”	means the Employment Rights Act 1996;

“Group Company”

means the Company and any company which from time to time is:

(a)    a Subsidiary of the Company;

(b)    a Holding Company of the Company;

(c)    a Subsidiary of any such Holding Company; or

(d)    an associated company being any company in which the Company or any of the group companies falling within (a) to (c) above has a shareholding of 50% or more or any company which has a shareholding of 50% or more in the Company or any of the group companies falling within (a) to (c) above and “Group” shall mean all such Group Companies at such time;

“Intellectual Property Rights”	means patents, rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Invention”	means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium;

“Pre-Contractual Statement”	means any undertaking, promise, assurance, statement, representation or warranty (whether in writing or not) of any person relating to the Employment which is not expressly set out in this Agreement or any documents referred to in it;

“Subsidiary” and “Holding Company”	means a “subsidiary” and “holding company” as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee; and

“Termination Date”	means the date on which the employment of the Executive under this Agreement shall terminate for whatever reason.

1.2	References to clauses, sub clauses and schedules are, unless otherwise stated, references to clauses and sub clauses of and schedules to this Agreement.

1.3	The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

1.4	References to persons shall include bodies corporate, unincorporated associations and partnerships.

1.5	Words and expressions defined in or for the purpose of the Companies Acts shall have the same meaning unless the context otherwise requires.

2.	APPOINTMENT

The Company will employ the Executive and the Executive will serve as Chief Executive Officer of the Company and of its parent company, INC Research Holdings, Inc. (and he shall have such responsibilities and authority as are consistent with the responsibilities of a Chief Executive Officer) on and subject to the terms and conditions of this Agreement.

3.	DURATION

3.1	The Executive’s employment as Chief Executive Officer of the Company and of its parent company, INC Research Holdings, Inc. under this Agreement shall commence on the Effective Date and shall continue (subject to the terms of this Agreement) until terminated by either party giving to the other not less than 6 months’ prior notice in writing. Until the Effective Date the terms and conditions of the service agreement between the Company and the Executive dated 31st July 2014 shall continue to apply to the Executive’s employment with the Company (save for the Executive’s base annual salary which shall be increased effective August 1, 2016 pursuant to a letter from the Company to the Executive dated July 27, 2016).

3.2

The Company reserves the right to terminate the Employment at any time (including where the Executive has given notice to the Company) by giving notice in writing that it is doing so and confirming that it has or will pay the Executive in lieu of his period of notice or any remaining period of notice (whether given by the Company or by the Executive). The Executive shall have no entitlement to insist that the Company make such payment which shall be made entirely at the Company’s discretion. For the avoidance of doubt, any payment in lieu shall be in respect of base salary only and shall not include the value of any benefit, bonus, incentive, commission, or holiday entitlement which would have accrued to the Executive had he been employed until the expiry of his notice period.

3.3	If the Company elects to terminate the Employment by making a payment in lieu of notice, and it subsequently discovers misconduct by the Executive which would have entitled it to terminate the contract summarily, without making such a payment, the Company shall be entitled to withhold any outstanding payment in lieu and the Executive shall have no rights to recover such sum as a debt owing.

3.4	For the purpose of the ERA, the Executive’s period of continuous employment began on 20th May 2002.

3.5	The Executive represents and warrants that, in entering into and performing his duties under this Agreement:

3.5.1	he is not subject to any restriction that might hinder or prevent him from performing any of his duties in full;

3.5.2	he will not be in breach of any other contract of employment or any other obligation to any third party; and

3.5.3	this Employment is and shall remain his sole and exclusive employment, unless upon prior written approval from the Board.

4.	SCOPE OF THE EMPLOYMENT

4.1	The Executive shall:

4.1.1	devote the whole of his time, attention, ability and skills to his duties;

4.1.2	faithfully and diligently perform such duties and exercise such powers consistent with his position as may from time to time be assigned to or vested in him by the Board;

4.1.3	obey all reasonable and lawful directions of the Board;

4.1.4	comply with, and do such things as are necessary to ensure compliance by the Company and any relevant Group Company with, all the Company’s, or any Group Company’s, legal and compliance policies and procedures in relation to insider trading and anti-bribery, as well as all obligations under U.S. securities laws and all other applicable laws, rules and regulations applicable to the Company and any relevant Group Company, including, without limitation, the UK Bribery Act of 2010;

4.1.5	comply with the articles of association (as amended from time to time) of the Company and any Group Company of which he is a director;

4.1.6	at all times act in the best interests of the Company and use his best endeavours to promote, protect, develop and further the interests of the Company, any of its Group Companies and their employees;

4.1.7	keep the Board at all times promptly and fully informed (in writing if so requested) of his conduct of the business of the Company and any Group Company and provide such explanations in connection with such conduct as the Board may from time to time require; and

4.1.8	report to the Board his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee, director or contractor of the Group immediately on becoming aware of it.

4.2	Subject to clause 4.3 the Company reserves the right to assign the Executive duties of a different nature on a permanent or temporary basis either in addition to or instead of those referred to in clause 4.1 above, it being understood that he will not be assigned duties which he cannot reasonably perform or which are inconsistent with his position and status.

4.3	During any period of notice of termination (whether given by the Company or the Executive), the Company shall be at liberty to assign the Executive such other duties as the Company shall determine in its absolute discretion and may appoint another person to carry out the Executive’s former duties.

4.4	The Executive shall if and so long as the Company requires without further remuneration:

4.4.1	carry out his duties as instructed by the Company on behalf of any Group Company; and

4.4.2	act (subject to the Executive’s prior agreement) as a director, officer or consultant of any Group Company.

4.5	The Executive confirms that he has disclosed to the Company all circumstances in respect of which there is, or there might be, a conflict or possible conflict of interest between the Company or any Group Company and the Executive and he agrees to disclose fully to the Company any such circumstances that might arise during the Employment. For the avoidance of doubt, this includes but is not limited to, disclosing to the Company any activity by a third party or the Executive himself which might reasonably be expected to harm the Company or any Group Company or its business or to destabilise its workforce.

4.6	The Executive shall disclose to the Company any direct or indirect approach or solicitation by any competitor or potential competitor of the Group intended to encourage him and/or any other employee of the Company to terminate their employment.

5.	HOURS AND PLACE OF WORK

5.1	The Executive shall be required to work such hours as are necessary for the proper performance of his duties.

5.2	The Executive agrees that in his capacity as Chief Executive Officer he may choose or determine the duration of his working time and that the working time limits set out in Part II of the Working Time Regulations 1998 do not apply to the Employment.

5.3	The Executive’s principal place of work will be in the Company’s offices at River View, The Meadows Business Park, Blackwater, or any such place in England as the Company shall from time to time direct. The Executive will be given reasonable notice of any change in his place of work.

5.4	The Executive may be required to travel throughout the United Kingdom and overseas in the performance of his duties and this may, on occasions, necessitate the Executive working outside the UK for a period of more than one month. During any such period the Executive will be paid his normal salary and benefits in Pounds Sterling in the normal way unless otherwise agreed.

6.	SALARY

6.1	The Company shall pay to the Executive a base salary at the rate of $750,000 USD per annum and payable in Pounds Sterling in accordance with the provisions set out in a letter from the Company to the Executive dated July 27, 2016 by equal monthly instalments in arrears, normally on the 25th day of the month by credit transfer to a bank account nominated by the Executive. If the 25th falls on a weekend or a public holiday, the Executive will be paid on the last working day before the 25th.

6.2	The salary in clause 6.1 is paid in respect of the Executive’s duties for the Company and any other Group Company for whom the Executive is required to work and is inclusive of any fees due to the Executive from the Company or any Group Company as an officer of the Company or any Group Company.

6.3	The Board and/or a committee appointed of the Board will review the Executive’s salary annually. Each review is made in line with the INC Annual Appraisal review and the Company shall not be obliged to make any increase.

6.4	The Company shall pay the Executive a car allowance of £11,112 per annum, to be paid with the Executive’s monthly salary in equal monthly instalments in arrears and subject to Deductions.

7.	BONUS AND INCENTIVE AWARD

7.1

The Executive shall be eligible to participate in the Management Incentive Plan of INC Research, LLC (the “MIP”) subject to the rules of the MIP in force from time to time which rules shall not form part of the Executive’s service agreement. The Executive’s participation in the MIP and his eligibility to receive any target bonus thereunder is subject to the satisfaction of the terms and conditions of the MIP as it may be modified by the Board in its sole and absolute discretion from time to time. Any target bonus payable under the MIP shall be paid less any Deductions required by law and in accordance with the rules of the MIP, with such payments usually being paid no later than 15th April of the calendar year during which such target bonus vests and at the same time as any similar bonuses are paid to other senior executives. If on the date of payment the Executive is no longer employed by the Company or is under notice given or received by the Executive the Executive shall not be entitled to receive any payment under the MIP.

7.2	In respect of the 2016 bonus year only, any bonus awarded to the Executive pursuant to the MIP shall be calculated on a time apportioned basis by reference to 7/12th in respect of his position as President and Chief Operating Officer and 5/12th in respect of his position as Chief Executive Officer, in each case in the 2016 calendar year, and calculated by reference to the target bonus which applies to the Executive in relation to each of the positions he held in the 2016 bonus year, subject to the rules of the MIP in force from time to time which rules shall not form part of the Executive’s service agreement. In respect of the 2017 bonus year, the Executive’s target bonus opportunity shall (subject to the rules of the MIP) be 100% of the Executive’s base annual salary.

7.3	The Executive shall be entitled to participate in the long-term equity incentives pursuant to the INC Research Holdings, Inc. 2014 Equity Incentive Plan (the “Equity Incentive Plan”) and/or such other long-term equity incentive plans of the Group in force from time to time. The Executive’s entitlement to participate in the Equity Incentive Plan and/or any other long-term equity incentive plans of the Group is subject to the Board’s approval of any option grants and always in accordance with and subject to the rules of the Equity Incentive Plan and/or any other long-term equity incentive plans of the Group in force from time to time and the terms of any stock option agreements or other agreements in relation to such long-term equity incentives.

7.4	If the Executive’s employment should terminate for any reason (including as a result of a repudiatory breach of contract by the Company) his rights in relation to any long-term equity incentives will be governed entirely by the terms of and the rules of such scheme and he will not be entitled to any further or other compensation for any loss of any right or benefit or prospective right or benefit under any such scheme which he may have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

8.	PENSION AND OTHER BENEFITS

8.1	The Company shall match the Executive’s contributions in accordance with the Company’s Group Personal Pension Plan (the “Company Pension”) subject to its rules from time to time in force and any statutory limits imposed from time to time. Details of the Company Pension can be obtained from the HR Department. The Company reserves the right to vary the benefits payable under the Company Pension or, terminate, or substitute another pension scheme for the existing Company Pension at any time.

8.2	There is no contracting out certificate in place in respect of the Employment.

8.3	The Executive shall be eligible to participate in the private health care, permanent health care and life assurance schemes which the Company may maintain for the benefit of its senior employees (the “Schemes”) subject to the rules of the Schemes and the terms of any related policy of insurance from time to time in force. Further details of the Schemes and the benefits currently available can be obtained from the HR department. This is for information only and should not be regarded as any guarantee of benefits which may be paid under the Schemes.

8.4	The Company reserves the right, at its absolute discretion, to change the Schemes providers, to amend the terms of the Schemes (including but not limited to the level of benefits), to terminate the Schemes without replacement, to substitute other schemes for the Schemes and to remove the Executive from membership of the Schemes.

8.5	The Company shall be under no obligation to make any payment under the Schemes to the Executive unless and until it has received the relevant payment from the Schemes’ providers. If any of the Schemes providers refuse for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to the Executive, the Company shall not be liable to provide replacement benefits itself or any compensation in lieu and shall be under no obligation to pursue a claim for unpaid benefits on behalf of the Executive against the Schemes providers.

8.6	The Company reserves the right to terminate the Executive’s employment, where it has good cause to do so (including but not limited to where the Executive is redundant or has committed misconduct), notwithstanding that the Executive is receiving benefits under the Schemes and that such termination may result in those benefits being discontinued. The Executive agrees that he shall have no claim against the Company for damages in respect of the loss of benefits under the Schemes in such circumstances.

8.7	In the event that the Executive is absent by reason of ill-health he will continue to co-operate with and act in good faith towards the Group including but not limited to staying in regular contact with the Board and providing it with such information about his health, prognosis and progress as the Board and/or the Group may require.

8.8	Any benefits paid under the Scheme are inclusive of the Executive’s entitlement to holiday pay either during or on the termination of employment.

9.	EXPENSES

The Company shall reimburse the Executive in respect of all expenses reasonably incurred by him in the proper performance of his duties, subject to the Executive providing such receipts or other evidence that the Company may require.

10.	HOLIDAY

10.1	The Executive shall be entitled to receive his normal salary for all bank and public holidays normally observed in England and a further 30 working days holiday in each holiday year, being the period from 1st January to 31st December. The Executive may only take his holiday at such times as are agreed with the Board.

10.2	In the holiday years in which the Employment commences or terminates, the Executive’s entitlement to holiday shall accrue on a pro-rata basis for each complete month of service during the relevant year.

10.3	If, on the termination of the Employment, the Executive has exceeded his accrued holiday entitlement, the Company is authorised to deduct from any sums due to him a sum representing such excess holiday taken. If the Executive has any unused holiday entitlement, the Company may either require the Executive to take such unused holiday during any notice period or any period of Garden Leave or accept payment in lieu in respect of statutory holiday entitlement only. For the avoidance of doubt, the Executive shall not be entitled to payment in lieu of unused contractual holiday over and above his statutory entitlement. Any payment in lieu shall only be made in respect of holiday accrued in accordance with clause 10.2 above during the Executive’s final holiday year and the Executive shall be deemed to have taken his statutory holiday first, during that year.

10.4	Holiday entitlement for one holiday year should be taken in that holiday year, however the Executive may be able to carry over five untaken days, subject to the conditions laid out in the Employee Handbook.

10.5	The Executive may take his statutory holiday (or part of it) during any period of sickness absence at such times and on such notice as may be agreed with the Company.

11.	INCAPACITY

11.1	Subject to the Executive’s compliance with the Company’s rules from time to time in force regarding sickness notification and doctor’s certificates (details of which can be obtained from the HR department) and subject to the Company’s right to terminate the Employment for any reason including without limitation incapacity if the Executive is at any time absent on medical grounds, the Company shall pay to the Executive Statutory Sick Pay during periods of sickness absence.

11.2	The Company reserves the right to require the Executive to undergo a medical examination by a doctor or consultant nominated by it, at any time including at any stage of absence at the Company’s expense, and the Executive agrees that he will undergo any requisite tests and examinations and will fully co-operate with the relevant medical practitioner and shall authorise him or her to disclose to and discuss with the Company the results of any examination and any matters which arise from it.

11.3	Further details of the non contractual sickness policy are set out in the Employee Handbook.

11.4	If the Executive is prevented by incapacity from properly performing his duties under this Agreement for a consecutive period of 25 working days the Board may appoint another person or persons to perform those duties until such time as the Executive is able to resume fully the performance of his duties.

12.	DEDUCTIONS

For the purposes of the ERA, the Executive hereby authorises the Company to deduct from his remuneration any sums due from him to the Company including, without limitation, any overpayments of salary, overpayments of holiday pay whether in respect of holiday taken in excess of that accrued during the holiday year or otherwise, loans or advances made to him by the Company, any fines incurred by the Executive and paid by the Company, the cost of repairing any damage or loss to the Company’s property caused by him and all losses suffered by the Company as a result of any negligence or breach of duty by the Executive.

13.	RESTRICTIONS ON OTHER ACTIVITIES BY THE EXECUTIVE

13.1	During the Employment the Executive shall not directly or indirectly be employed, engaged, concerned or interested in any other business or undertaking without the prior written consent of the Board or be involved in any activity which the Board reasonably considers may be, or become, harmful to the interests of the Company, or any Group Company, or which might reasonably be considered to interfere with the performance of the Executive’s duties under this Agreement provided that this clause 13.1 shall not prohibit the holding (directly or through nominees) investments listed on any recognised stock exchange as long as not more than one per cent (1%) of the issued shares or other securities of any class of any one company shall be so held.

13.2	Subject to any regulations issued by the Company, the Executive shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase of goods effected or other business transacted (whether or not by him by or on behalf of the Company) and if he (or any firm or company in which he is interested) shall obtain any such discount, rebate or commission, he shall account to the Company for the amount received by him (or a due proportion of the amount received by such company or firm having regard to the extent of his interest in it). For the avoidance of doubt, nothing in this clause shall prevent the Executive from obtaining any discount, rebate or commission solely as a result of transactions legitimately entered into in his personal capacity.

14.	CONFIDENTIALITY

14.1	The Executive agrees that he shall not at any time during his employment or at any time after the Termination Date, without the prior written consent of the Company, disclose or use (except in the course of his employment with the Company and solely in furtherance of the interests of the Group and/or its affiliates) any confidential or proprietary information (collectively referred to as “Confidential Information”) belonging to the Group.

14.2

Confidential Information shall include, but not be limited to, all trade secrets, patent applications, scientific data, formulation information, inventions, processes, formulas, systems, computer programs, plans, programs, studies, techniques, critical business information such as drug products in development, business strategies and models, product launch plans, CRO relationships, regulatory submissions, technology used by or the therapeutic focus of the Company, or any Group Company, clinical information, methodologies, standard operating procedures, operational documents (such as batch records), technology used by the Company, or any Group Company, marketing and certain financial information calculations, budgets, bids, internal policies and procedures, organization, business plans, analysis, forecasts, billing practices, pricing information and strategies, promotional material, service offering strategies, marketing plans and ideas, the identities or other information about customers, sponsor, customer or client lists, suppliers and business partners (current and prospective), the terms of current and pending deals, sales data, and sales projections, research, research proposals, study protocols, coding devices, unpublished results and reports, meeting minutes and notes, monthly and other periodic reports, contact and other information regarding suppliers, vendors and consultants, and regulatory and legal correspondence, whether or not patentable or copyrightable and whether in tangible or other form, including all documents and records, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, whether or not labelled or identified as confidential and proprietary.

14.3	Confidential Information shall not include information which:

14.3.1	is already known to the Executive prior to its disclosure to the Executive by the Group;

14.3.2	is or becomes generally available to the public through no wrongful act of any person;

14.3.3	is at the time of disclosure part of the public knowledge or literature through no wrongful action by the Executive; or

14.3.4	is received by the Executive from a third party without restriction and without any wrongful conduct on the part of such third party relating to such disclosure.

14.4	The Executive acknowledges and agrees that the Confidential Information he obtains or becomes aware of as a result of his employment with the Company is not generally known or available to the general public, but has been developed, compiled or acquired by the Company at its great effort and expense and that the Executive is required to protect and not to disclose such information.

14.5	The Executive agrees that he shall not disclose any information belonging to third parties, including, without limitation, current, former and/or prospective customers and vendors of the Company that is disclosed to the Executive as a representative of the Company under an obligation of confidentiality.

14.6	The restrictions contained in this clause 14 will not apply to any information that the Executive is required to disclose by law or as requested by a governmental or administrative agency, provided that the Executive:

14.6.1	notifies the Board of the existence and terms of such obligation;

14.6.2	gives the Company a reasonable opportunity to seek a protective order or other legal process to prevent or limit such disclosure; and

14.6.3	only discloses that information actually required to be disclosed.

14.7	The Executive agrees that, upon the Termination Date and immediately upon request of the Company at any time, he will promptly return (and shall not delete, destroy or modify) all property, including any originals and all copies of any documents, whether stored on computers or in hard copy, obtained from the Group, or any of its current, former or prospective customers or vendors, whether or not the Executive believes it qualifies as Confidential Information.

14.8	Such property shall include everything obtained during and as a result of the Executive’s employment with the Company, other than documents related to the Executive’s compensation and benefits, such as pay stubs and benefit statements.

14.9	The Executive shall also return any phone, facsimile, printer, computer, or other items or equipment provided by the Company to the Executive to perform his employment responsibilities during his employment with the Company.

14.10	The Executive agrees that he shall not access or attempt to access the Company’s computer systems after the termination of the Executive’s employment with the Company. The Executive further agrees that he does not have a right of privacy to any communications sent through the Company’s electronic communications systems (including, without limitation, emails, phone calls and voicemail) and that the Company may monitor, retain, and review all such communications in accordance with applicable law.

14.11	For the avoidance of doubt, social media accounts, any on-line content and contacts operated or created by the Executive during the Employment for work related (including networking) purposes on behalf of the Company shall be regarded as the property of the Company and the Executive agrees not to use such social media after the termination of the Employment. For clarification purposes, the Executive’s Linked-In account is not the property of the Company.

14.12	This clause 14 shall only bind the Executive to the extent allowed by law and nothing in this clause shall prevent the Executive from making a protected disclosure within the meaning of section 43A of the ERA.

15.	DATA PROTECTION

15.1

The Executive consents to the Company holding and processing, both electronically and manually, the data it collects in relation to the Executive in the course of the Employment (including, without limitation the Executive’s employment application, references, bank details, appraisals, holiday and sickness records, salary reviews, remuneration details, employment benefits and other records which may include sensitive personal data relating to his health) for the purposes of the Company’s administration and management of its employees and its business, the evaluation of assets and liabilities before any acquisition, merger or re-organisation of the Company’s business, to fulfil any obligation of the Company to transfer records to any successor employer and for compliance with applicable procedures, laws and regulations.

15.2	Such processing may involve the transfer, storage and processing by the Company of such data outside the European Economic Area, to which the Executive consents.

15.3	Further details are contained in the Company’s Data Protection Policy.

16.	INVENTIONS AND INTELLECTUAL PROPERTY RIGHTS

16.1	The Executive acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Executive holds them on trust for the Company.

16.2	The Executive acknowledges that, because of the nature of his duties, which includes research and development, including creating and developing Employment Inventions and Employment IPRs, and the particular responsibilities arising from the nature of his duties, he has, and shall have at all times while he is employed by the Company, a special obligation to further the interests of the Company and any Group Company.

16.3	To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in the Company by virtue of clause 16.1, the Executive agrees, immediately upon creation of such rights and inventions, to offer to the Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute to an arbitrator who shall be nominated by CEDR. The arbitrator’s decisions shall be final and binding on the parties, and the costs of arbitration shall be borne equally by the parties. The Executive agrees that the provisions of this clause 16.3 shall apply to all Employment IPRs and Employment Inventions offered to the Company under this clause 16.3 until such time as the Company has agreed in writing that the Executive may offer them for sale to a third party.

16.4	The Executive agrees:

16.4.1	to give the Company full written details of all Inventions which relate to or are capable of being used in the business of the Company or any Group Company promptly on their creation;

16.4.2	at the Company’s request and in any event on the Termination Date to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

16.4.3	not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

16.4.4	to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by the Executive.

16.5	The Executive waives all his present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

16.6	The Executive acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to the Executive in respect of his compliance with this clause 16.6. This is without prejudice to the Executive’s rights under the Patents Act 1977.

16.7	The Executive undertakes to use his best endeavours to execute all documents and do all acts both during and after his employment by the Company as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse the Executive’s reasonable expenses of complying with this clause 16.7.

16.8	The Executive agrees to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

16.9	The Executive hereby irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the benefit of this clause 16. The Executive acknowledges in favour of a third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this clause 16.9 shall be conclusive evidence that such is the case.

17.	STATEMENTS

The Executive shall not make, publish (in any format) or otherwise communicate any derogatory statements, whether in writing or otherwise, at any time either during his Employment or at any time after its termination in relation to the Company, any Group Company or any of its or their officers or other personnel. The Executive shall not make any statements to the press or other media in connection with the Group at any time either during the Employment or after the Termination Date without the prior consent of the Board.

18.	TERMINATION OF EMPLOYMENT

18.1	Notwithstanding the provisions of clauses 3.1 and 3.2, the Company shall be entitled, by notifying the Executive in writing to terminate this Agreement and the Employment immediately without any payment by way of compensation, damages or otherwise for any reason under applicable common law that entitles the Company to summarily and lawfully dismiss the Executive or if the Executive:

18.1.1	commits any act of serious misconduct;

18.1.2	commits any serious breach or repeated or continued breach of his obligations under this Agreement;

18.1.3	is guilty of conduct tending to bring him or the Company or any Group Company into disrepute;

18.1.4	has a bankruptcy order made against him or has an interim order made against him under the Insolvency Act 1986 or compounds with his creditors generally/is deemed bankrupt;

18.1.5	fails to perform his duties to a satisfactory standard, after having received a written warning from the Board relating to the same;

18.1.6	is convicted of an offence under any statutory enactment or regulation (other than a motoring offence for which no custodial sentence can be imposed);

18.1.7	during the Employment, commits any breach of clauses 13, 14, 16 and/or 17;

18.1.8	becomes prohibited by law from being a director; or

18.1.9	resigns from office as a director of the Company or any Group Company or refuses to hold office as a director of the Company or any Group Company.

Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof.

18.2	The Executive shall cease to be a director of the Company or any Group Company and agrees that he will resign and be removed from the boards of the Company and any Group Company of which he is a director, without any claim for compensation:

18.2.1	if at any time during the Employment the Executive is prevented from performing his duties through any sickness or injury which prevents him from carrying out his duties; and in any event

18.2.2	on the Termination Date or, at the request of the Company, at the commencement of any period of Garden Leave pursuant to clause 19,

and the Executive hereby irrevocably authorises any director of the Company or any Group Company for the time being in his name and on his behalf to execute any documents or do anything else that is necessary to effect such resignations.

19.	GARDEN LEAVE

At any time following the giving of notice by either party to terminate this Agreement, the Company shall be under no obligation to assign any duties to the Executive and shall be entitled to exclude him from its premises or the premises of any Group Company (such period being “Garden Leave”), and during such Garden Leave period the Company, may require the Executive not to contact any customers, suppliers, employees, officers, suppliers, advisers, brokers, bankers, shareholders or other business contacts of any Group Company provided that this shall not affect the Executive’s entitlement to receive his normal salary and contractual benefits. During any such Garden Leave period the Executive will continue to be bound by all the provisions of this Agreement and shall at all times conduct himself with good faith towards the Group.

20.	POST TERMINATION OBLIGATIONS OF THE EXECUTIVE

20.1	For the purposes of this clause 20 the following definitions apply:

“Business” means the business or businesses of any Group Company in or with which the Executive has been involved or concerned at any time during the Relevant Period;

“directly or indirectly” means the Executive acting either alone or jointly with or on behalf of any other person, firm or company, whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise;

“Key Personnel” means any person who is at the Termination Date or was at any time during the Relevant Period employed (or engaged as a consultant or contractor) by any member of the Group (i) in an executive, technical or senior managerial capacity or (ii) any other employee, officer, consultant or contractor of any member of the Group who has significant knowledge of, regular contact with, or influence over customers or clients of or suppliers to the Group, and in each case with whom the Executive has had dealings other than in an immaterial way at any time during the Relevant Period;

“Prospective Customer” means any person firm or company who has been engaged in negotiations or pitch or lender or presentation, with which the Executive has been personally involved, with any Group Company with a view to purchasing goods and/or services from any Group Company during the Relevant Period;

“Relevant Area” means any country in which the Executive has been involved or concerned with or had responsibility for in respect of the Business other than in an immaterial way at any time during the Relevant Period;

“Relevant Customer” means any person firm or company who at any time during the Relevant Period was a customer of any Group Company, with whom or which the Executive directly dealt or for whom or which the Executive was responsible on behalf of any Group Company at any time during the Relevant Period;

“Relevant Goods and Services” means any goods and services competitive with those supplied by any Group Company at any time during the Relevant Period in the supply of which the Executive was directly involved or concerned in a material way at any time during the Relevant Period;

“Relevant Period” means: (i) the Employment; or (ii) the 12 months prior to the Termination Date, if the Executive’s length of employment at the Termination Date is 12 months or longer; or (iii) if the Executive is placed on Garden Leave, the 12 months prior to the date on which the Executive is placed on Garden Leave.

“Restricted Period” means the period of 12 months from the Termination Date less any period immediately prior to the Termination Date during which the Executive has not been provided with work pursuant to clause 19 of this Agreement;

“Relevant Supplier” means any person firm or company who at any time during the Relevant Period was a supplier of any goods or services (other than utilities and goods or services supplied for administrative purposes) to any Group Company and with whom or which the Executive had personal dealings during the Relevant Period other than in an immaterial way.

20.2	The Executive shall not without the prior written consent of the Board directly or indirectly at any time during the Restricted Period:

20.2.1	solicit away from any Group Company;

20.2.2	endeavour to solicit away from any Group Company;

20.2.3	employ or engage; or

20.2.4	endeavour to employ or engage;

any Key Personnel.

20.3	The Executive shall not without the prior written consent of the Board directly or indirectly at any time within the Restricted Period:

20.3.1	solicit the custom of; or

20.3.2	deal with,

any Relevant Customer or Prospective Customer in respect of any Relevant Goods or Services; or

20.3.3	interfere; or

20.3.4	endeavour to interfere,

with the continuance of supplies to any Group Company (or the terms relating to those supplies) by any Relevant Supplier.

20.4	The Executive shall not without the prior written consent of the Board directly or indirectly at any time within the Restricted Period engage or be concerned or interested in any business within the Relevant Area which:

20.4.1	competes; or

20.4.2	will at any time during the Restricted Period compete

with the Business provided that the Executive may hold (directly or through nominees) by way of bona fide personal investment any units of any authorised unit trust of not more than one per cent. of the issued shares, debentures or securities of any class of any company whose shares are listed on a recognised investment exchange or a designated investment exchange within the meaning of the Financial Services and Markets Act 2000 or dealt in the Alternative Investment Market.

20.5	The Executive acknowledges that the provisions of this clause 20 are fair and reasonable and necessary to protect the goodwill and interests of any Group Company and shall constitute separate and severable undertakings given for the benefit of each Group Company and may be enforced by the Company on behalf of any of them.

20.6	Each of the restrictions and obligations in this clause 20 is intended to be separate and severable. If any of the restrictions or obligations contained in this clause 20 is held not to be valid or enforceable for any reason (including on the basis that it exceeds what is reasonable for the protection of the confidential information and/or other interests of the Company or any other Group Company) but would be valid and enforceable if part or parts of the wording were deleted then such restriction or obligation shall apply with such deletions as may be necessary to make it valid and enforceable.

20.7	The Executive agrees that if he has material business dealings in other foreign jurisdictions on behalf of any Group Company, he will enter into undertakings providing the same level of protection for each such Group Company with such modifications (if any) as are necessary to render such undertakings enforceable in those jurisdictions.

20.8	The Executive acknowledges and agrees that he shall be obliged to draw the provisions of this clause 20 to the attention of any third party who may at any time before or after the termination of the Executive’s employment hereunder offer to engage or employ the Executive in any capacity whether directly or indirectly, and for whom or with whom the Executive intends to work.

20.9	If the Executive’s employment is transferred by reason of the Transfer of Undertakings (Protection of Employment) Regulations 2006 he will, if requested, enter into an agreement with the new employer that contains provisions that reflect the protections provided by the Company under this clause 20.

20.10	If the Executive’s contract of employment is expected to transfer to a new entity by virtue of the Transfer of Undertakings (Protection of Employment) Regulations 2006 but the Executive objects or otherwise resigns before any such transfer takes place, the Executive acknowledges that the Company may assign the benefit of these restrictive covenants to the relevant successor entity. Consequently, the Executive agrees that he will continue to observe the restrictions set out in this clause 20 for the benefit of any successor and will not regard himself as released from his obligations under this clause in the event of such assignment. The Executive agrees to co-operate with, and use his best endeavours to assist the Company and any successor in such circumstances including but not limited to providing such information, executing such documents and giving such assurances and undertakings as they may reasonably request.

21.	WHISTLEBLOWING

If the Executive wishes to make a disclosure under sections 43A-L of the ERA he should do so without delay by contacting the Company’s General Counsel in writing, expressly stating that he wishes to make a protected disclosure within the meaning of section 43A of the ERA.

22.	DEROGATORY STATEMENTS

22.1	The Executive agrees that, upon and following the Termination Date:

22.1.1	the Executive shall not make to any third party, publicly or privately, verbally or in writing, any false, disparaging, derogatory or otherwise inflammatory remarks about the Group and other related and affiliated companies, its or their employees, managers, directors, officers, administrators, shareholders, members, agents, attorneys, insurers and contractors acting in any capacity whatsoever, including their respective predecessors, successors and assigns (collectively, the “Company Parties”) and/or about the conduct, operations or financial condition or business practices, policies or procedures of the Company Parties; and

22.1.2	the Executive will not make or solicit any false or misleading comments, statements or the like to the media or to others that may be considered derogatory or detrimental to the good name and business reputation of any of the Company Parties.

22.2	Nothing in this clause 22 is intended to prohibit or restrict in any way the Executive from providing truthful information to any government agency or entity, or any arbitrator or court officer, or to otherwise testify truthfully under oath, as required by law.

22.3	The Company agrees that, upon and following the Termination Date, its executive officers will not make, publicly or privately, verbally or in writing, any false, disparaging, derogatory or otherwise inflammatory remarks about the Executive and/or the conduct, operations or financial condition or business practices, of the Executive to any third party, and the Company’s executive officers will not make or solicit any comments, statements or the like to the media or to others that may be considered derogatory or detrimental to the good name and business reputation of the Executive; provided, however, that nothing in this paragraph is intended to prohibit the Company’s executive officers from providing truthful information to any government entity, arbitrator, or court, or to otherwise testify truthfully under oath, as required by law.

22.4	In addition, nothing in this clause 22 shall be construed or interpreted to restrict or impede the Executive or the Company from participating or cooperating in an investigative proceeding of any federal, state or local government agency.

23.	AMALGAMATION AND RECONSTRUCTION

23.1	If the Company is wound up for the purposes of reconstruction or amalgamation the Executive shall not as a result or by reason of any termination of the Employment or the redefinition of his duties within the Company or any Group Company arising or resulting from any reorganisation of the Group have any claim against the Company or any Group Company for damages for termination of the Employment or otherwise so long as he shall be offered employment with any concern or undertaking resulting from such reconstruction reorganisation or amalgamation on terms and conditions no less favourable to the Executive than the terms contained in this Agreement.

23.2	If the Executive shall at any time have been offered but shall have unreasonably refused or failed to agree to the transfer of this Agreement by way of novation to a company which has acquired or agreed to acquire the whole or substantially the whole of the undertaking and assets or not less than 50 per cent of the equity share capital of the Company the Company may terminate the Employment by such notice as is required by section 86 of the ERA within one month of such offer being refused by the Executive.

24.	DISCIPLINARY AND GRIEVANCE PROCEDURES AND SUSPENSION

24.1	The Grievance and Disciplinary Procedures set out in the Company’s Employee Handbook will apply to the Executive. Such procedures are non-contractual and the Company reserves the right to leave out any stage of the procedures and failure to follow a procedure (or part of it) shall not constitute a breach of this Agreement.

24.2	The Company reserves the right to suspend the Executive on full pay, for so long as it reasonably thinks fit, in order to:

24.2.1	investigate any allegations made against the Executive (whether in the context of the internal disciplinary process or otherwise);

24.2.2	satisfy itself as to the Executive’s fitness for work; and

24.2.3	where it reasonably considers that it may be beneficial to temporarily remove the Executive.

25.	NOTICES

25.1	Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Secretary of the Board (as the case may be) or may be sent by first class post or by facsimile transmission to, in the case of the Company, its registered office for the time being and in the case of the Executive either to his address shown on the face of this Agreement or to his last known place of residence.

25.2	Any such notice shall (unless contrary is proved) be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours. In proving such service it shall be sufficient to prove, where appropriate, that the notice was addressed properly and posted or that the facsimile transmission was dispatched.

26.	ENTIRE AGREEMENT AND FORMER SERVICE AGREEMENT(S)

26.1	This Agreement together with any documents referred to in it constitute the entire and only legally binding agreement and understanding between the parties relating to the employment of the Executive by any Group Company. The Executive agrees that he has not been induced to enter into the Employment by and has not relied upon any Pre-Contractual Statement.

26.2	This Agreement together with any documents referred to in it shall be in substitution for and shall replace any previous letters of appointment, agreements or arrangements, (whether written, oral or implied), relating to the employment of the Executive including the service agreement between the Company and the Executive dated 31st July 2014, which shall be deemed to terminate by mutual consent on the day prior to the Effective Date. The Executive acknowledges that as of the date of this Agreement he has no outstanding claim of any kind against the Company and/or any Group Company.

26.3	There are no collective agreements affecting the Executive’s employment.

27.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and interpreted in accordance with the laws of England and Wales and in the event of any claim, dispute or difference arising out of or in connection with this Agreement the parties irrevocably agree and submit to the exclusive jurisdiction of the Courts of England and Wales but this Agreement may be enforced by the Company in any court of competent jurisdiction.

28.	THIRD PARTY RIGHTS

The Contracts (Rights of Third Parties) Act 1999 shall only apply to this Agreement in relation to any Group Company. No person other than the Executive or any Group Company shall have any rights under this Agreement and this Agreement shall not be enforceable by any person other than the Executive or any Group Company.

29.	GENERAL

29.1	This Agreement constitutes the written statement of the terms of Employment of the Executive provided in compliance with Part 1 of the ERA.

29.2	The expiration or termination of this Agreement, however arising, shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after that time and shall be without prejudice to any accrued rights or remedies of the parties.

29.3	The various provisions and sub-provisions of this Agreement are severable and if any provision or any identifiable part of any provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts of them.

29.4	The Company reserves the right to make reasonable changes to the terms and condition of employment from time to time according to the business needs. The Company will take reasonable steps to give notice of a change and to consult with Executive before implementing the change if necessary.

29.5	This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

This Agreement has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed and delivered as a deed by	)

ALISTAIR MACDONALD	)	/s/ Alistair Macdonald

in the presence of:	)

Signature of Witness		/s/ Brenda B. Addison

Name (in BLOCK CAPITALS)		BRENDA B. ADDISON

Address		3201 BEECHLEAF CT., #600

RALEIGH, NC 27617

Occupation:		EXECUTIVE ASSISTANT

Executed and delivered as a deed by	)

INC RESEARCH HOLDING LIMITED	)

acting by a director in the presence of	)

	)	/s/ Christopher L. Gaenzle

Signature of Witness		/s/ Brenda B. Addison

Name (in BLOCK CAPITALS)		BRENDA B. ADDISON

Address		3201 BEECHLEAF CT.

SUITE 600

RALEIGH, NC 27604

Occupation:		EXECUTIVE ASSISTANT